Exhibit 5.1

Reed Smith LLP Three Logan Square Suite 3100 1717 Arch Street Philadelphia, PA 19103 +1 215 851 8100 Fax +1 215 851 1420 reedsmith.com

October 1, 2018

Jaguar Health, Inc.

201 Mission Street, Suite 2375

San Francisco, CA 94105

Ladies and Gentlemen:

We have acted as counsel for Jaguar Health, Inc., a Delaware corporation (the “Company”), in connection with the registration of (a) up to $11,500,000 (i) shares (the “Shares”) of its common stock, par value $0.0001 per share (“Common Stock”) and (ii) warrants to purchase shares of Common Stock (the “Investor Warrants”), (b) shares of Common Stock underlying underwriters’ warrants to purchase up to $1,150,000 of shares of Common Stock (the “Underwriter Warrants” and collectively with the Investor Warrants, the “Warrants”), and (c) the shares of the Company’s Common Stock issuable upon exercise of the Warrants (the “Warrant Shares” and collectively with the Common Stock and the Warrants, the “Securities”), pursuant to the Registration Statement on Form S-1 as amended by Amendment No. 1 thereto on September 28, 2018 and Amendment No. 2 filed on October 1, 2018 (File No. 333-227292) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and the related Prospectus filed with the Commission. All of the Securities are to be sold by the Company as described in the Registration Statement and the related Prospectus. The term “Securities” shall include any additional Securities registered by the Company pursuant to Rule 462(b) under the Act in connection with the offering contemplated by the Registration Statement.

In rendering the opinion set forth herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all items submitted to us as originals, the conformity with originals of all items submitted to us as copies, and the authenticity of the originals of such copies. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and public officials.

This opinion is based solely on the General Corporation Law of the State of Delaware (including all related provisions of the Delaware Constitution and all reported judicial decisions interpreting the General Corporation Law of the State of Delaware and the Delaware Constitution).

Based upon the foregoing, we are of the opinion that

1.              the Shares have been duly authorized for issuance by the Company and, when the Shares have been duly registered on the books of the transfer agent and registrar in the name and on behalf of the purchasers thereof and have been issued by the Company and delivered against payment therefor in accordance with the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable,

2.              the Warrants have been duly authorized by the Company and, when the Warrants have been duly registered on the books of the warrant agent and registrar in the name and on behalf of the purchasers thereof and have been issued by the Company and delivered against payment therefor in accordance with the terms of the Underwriting Agreement, the Warrants will be legally valid and binding obligations of the Company and

3.              Warrant Shares have been duly authorized for issuance by the Company and, when the Warrant Shares have been duly registered on the books of the transfer agent and registrar in the name and on behalf of the holders and have been issued by the Company and delivered against payment therefor in accordance with the terms of the Warrants, the Warrant Shares will be validly issued, fully paid and non-assessable.

ABU DHABI • ATHENS • AUSTIN • BEIJING • CENTURY CITY • CHICAGO • DUBAI • FRANKFURT • HONG KONG • HOUSTON • KAZAKHSTAN • LONDON • LOS ANGELES • MIAMI • MUNICH NEW YORK • PARIS • PHILADELPHIA • PITTSBURGH • PRINCETON • RICHMOND • SAN FRANCISCO • SHANGHAI • SILICON VALLEY • SINGAPORE • TYSONS • WASHINGTON, D.C. • WILMINGTON

Jaguar Health, Inc.

October 1, 2018

We consent to the inclusion of this opinion as an exhibit to the Amendment No. 3 to the Registration Statement and further consent to all references to us under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Reed Smith LLP
REED SMITH LLP